Exhibit 10.3
ENVIRONMENTAL TECONTICS CORPORATION
125 James Way
Southampton, PA 18966
                     August 23, 2007
H. F. Lenfest
c/o The Lenfest Group, LLC
300 Bar Harbor Drive, Suite 460
Conshohocken, PA 19428
Re: Series B Cumulative Convertible Preferred Stock/Series C Cumulative Convertible Participating Preferred Stock
Dear Gerry:
     In connection with your execution of the Series C Preferred Stock Purchase Agreement, dated as of August 23, 2007, between Environmental Tectonics Corporation (“ETC”) and you, ETC agrees to promptly take the following actions with respect to the Statement With Respect to Shares of Series B Cumulative Convertible Preferred Stock (“Series B Statement With Respect to Shares”) filed with the Department of State of the Commonwealth of Pennsylvania on April 6, 2006:
     1. Section 3(a) of the Series B Statement With Respect to Shares shall be amended to increase the annual dividend payable upon the Series B Preferred Stock to 10% per annum, which change in dividend rate shall be effective from the date of this letter up to and including April 6, 2012.
     2. Section 4(a) of the Series B Statement With Respect to Shares shall be amended to provide that you shall have the right to convert the shares of Series B Preferred Stock issuable pursuant to the Series B Statement With Respect to Shares as of August 23, 2007.
     3. Section 7 of the Series B Statement With Respect to Shares shall be amended to provide for weighted-average anti-dilution protection provided that the addition of such anti-dilution protection is deemed acceptable to the American Stock Exchange (or in the event that ETC’s common stock is no longer listed for trading on the American Stock Exchange). ETC agrees to negotiate with the American Stock Exchange to add such anti-dilution protection.
     4. Section 8 of the Series B Statement With Respect to Shares shall be deleted and, accordingly, ETC shall no longer have the right to redeem the shares of Series B Preferred Stock issued to you pursuant to the Series B Statement With Respect to Shares. ETC agrees to refrain from redeeming any shares of Series B Preferred Stock prior to the effective date of an amendment to the Series B Statement With Respect to Shares.
     In addition, ETC agrees to take action to amend the Series C Cumulative Convertible Participating Preferred Stock Statement with Respect to Shares to provide weighted average anti-dilution protection provided that such protection is deemed acceptable to the American Stock Exchange (or in the event that ETC’s common stock is no longer listed for trading on the American Stock Exchange). ETC agrees to negotiate with the American Stock Exchange to add such anti-dilution protection.
     If the foregoing is acceptable to you, please acknowledge your acceptance of the terms of this letter in the space indicated below.
Very truly yours,
Duane D. Deaner
Chief Financial Officer
Acknowledged and Agreed as of
August 23, 2007

H. F. Lenfest